Exhibit 10.23

NEW ENTERPRISE STONE & LIME CO., INC.
EXECUTIVE BENEFIT PLAN

New Enterprise Stone & Lime Co., Inc., a corporation organized under the laws of the State of Delaware, (the “Company”), and its affiliated companies, wishes to provide a supplementary deferred compensation benefit as a reward to certain officers and other key employees of the Company and its Subsidiaries and to provide certain of such officers and key employees with the opportunity to defer the receipt of certain compensation to be paid by the Company.  In furtherance thereof, the New Enterprise Stone & Lime Co., Inc. Executive Benefit Plan permits the Company to make contributions to the Plan on behalf of eligible officers and key employees and permits them to elect, as permitted by the Committee, to defer certain compensation in accordance with the terms hereof.

The Plan is hereby amended and restated effective January 1, 2008 (the “Effective Date”) to achieve compliance with the requirements of Section 409A of the Code.  All amounts earned or vested before and after the Effective Date are subject to the terms of this Plan.  The Company reserves the right to amend the Plan, either retroactively or prospectively, in whatever respect is required to achieve compliance with the requirements of Section 409A of the Code and regulations issued thereunder.

1.               Definitions.

Whenever used herein, the following terms shall have the meanings set forth below:

“Account” means a deferred compensation account established for a Participant in accordance with Section 2 which includes the Retirement Distribution Account and In-Service Distribution Account(s).

“Affiliate” means, with respect to a person or entity, a person that directly or indirectly controls, or is controlled by, or is under common control with such person or entity, or with respect to a person, a person who is an Immediate Family Member of such person or a trust the beneficiary or beneficiaries of which are persons who are Immediate Family Members of such person.

“Base Compensation” means, with respect to an employee, regular annualized salary for the then current pay period in which it is paid, and excludes, without limitation, bonuses, commissions, expense reimbursement, payments from, and contributions by the Company to, any insurance, pension or retirement, savings, severance or other employee benefit plan.

“Board” means the Board of Directors of the Company.

“Bonus” means the amount earned by the Participant under the Company’s annual bonus compensation program, or such other bonus as may be designated by the Committee for deferral hereunder.

“Cause” means a Participant’s (as determined by the Committee, in its sole discretion):

(a)                                engagement in any type of disloyalty to the Company, including without limitation, fraud, embezzlement, theft, or dishonesty in the course of his/her employment or other service to the Company, or otherwise breaches any fiduciary duty owed to the Company;

(b)                               conviction of any felony or a misdemeanor involving moral turpitude;

(c)                                entering of a plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude;

(d)                               disclosure of any confidential, proprietary, business or technical information or trade secret of the Company or of any of its Affiliates; or

(e)                                breach of any agreement with or duty to the Company or any written Company policy;

provided that, if “Cause” is defined in a Participant’s employment agreement with the Company, if any, then “Cause” with respect to such Participant has the meaning ascribed to such term in such employment agreement.

“Change in Control” means:

(a)                                the sale, transfer, assignment or other disposition (including by merger or consolidation, but excluding an underwritten public offering of the common stock of the Company) by stockholders of the Company, in one transaction or a series of related transactions, of more than fifty percent (50%) of the voting power represented by the then outstanding common stock of the Company to one or more Persons (other than to Persons who are stockholders of the Company on the date that the Plan is adopted by the Board, or to Affiliates of any such stockholders); or

(b)                               the sale of substantially all of the assets of the Company, or

(c)                                the liquidation or dissolution of the Company.

Notwithstanding the foregoing, (i) a transaction shall not constitute a Change in Control if its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction and (ii) in the event of a transaction that would otherwise constitute a Change in Control hereunder, the Committee, as constituted immediately prior to such transaction, in its discretion may vote to deem such transaction not to be a Change in Control.  Furthermore, a transaction shall not constitute a Change in Control unless it satisfies the definition of “change in control” within the meaning of Treas. Reg. 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended, and regulations issued thereunder.

“Committee” means the Executive Committee of the Board or such other committee appointed by the Executive Committee pursuant to Section 12.

“Company Contribution” means the Company contribution credited to a Participant’s Account, in an amount determined in accordance with Section 2 and Schedule A as amended from time to time by the Committee.

“Deferred Compensation” means any amount deferred pursuant to Section 3(a) hereof.

“Deferral Election” means the election form which an Eligible Employee files with the Committee to participate in the Plan.

“Disabled” or “Disability” means “disabled” or “disability” as such term is defined in the Company’s group long-term disability plan, as may be amended from time to time; provided, however, that such Disability constitutes a “disability” as defined in Treas. Reg. § 1.409A-3(i)(4).

“Eligible Employee” means an Employee who (a) is a member of a group of selected management and/or highly compensated employees of the Company and (b) is designated by the Committee as eligible to participate in the Plan.

“Employee” means any individual employed by an Employer on a regular, full-time basis (in accordance with the personnel policies and practices of the Company); provided however, that to qualify as an “Employee” for purposes of the Plan, the individual must be a member of a “select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended.

“Employer” means the Company and any Subsidiary and other affiliate of the Company the employees of which, with the consent of the Company, participate in the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means (a) a material diminution in the Participant’s base compensation, (b) a material diminution in the Participant’s authority, duties, or responsibilities, (c) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the board of directors (or similar governing body with respect to an entity other than a corporation), (d) a material diminution in the budget over which the Participant retains authority, (e) a material change in the geographic location at which the Participant must perform the services, or (f) any other action or inaction that constitutes a material breach by the Company of an agreement under which the service provider provides services; provided that, if “Good Reason” is defined in a Participant’s employment agreement with the Company, if any, then “Good Reason” with respect to such Participant has the meaning ascribed to such term in such employment agreement.

“Immediate Family Member” means a person’s spouse, parents, lineal descendants, siblings, nieces, nephews and the spouse of any of them, including adoptive relationships.

“In-Service Distribution Account” means the account maintained for a Participant to which Deferred Compensation and Company Contributions are credited and pursuant to which benefits are payable in accordance with Section 6(c).

“Normal Retirement Age” means age 65.

“Participant” means an Eligible Employee on whose behalf the Company makes a contribution to the Plan.

“Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association or other entity or association.

“Plan” means the Company’s Executive Benefit Plan, as set forth herein and as the same may from time to time be amended.

“Plan Year” means the 12-month period commencing each July 1 and ending each June 30.

“Re-Deferral Election” means an election to change the form and commencement date of payment with respect to all or a portion of an Account by filing an election change consistent with the requirements of the Treas. Reg. 1.409A-2(b), or any succeeding regulations.  The Committee reserves the right to and discretion to reject and disallow a Re-Deferral Election for any reason and at any time.  A Re-Deferral Election as to an Account:  (i) will not be effective as to any payment from such Account scheduled to be made within 12 months of the Re-Deferral Election; and (ii) shall cause the first payment to which such Re-Deferral Election applies to be deferred by 5 years from the originally scheduled payment date.  A change to the form and commencement date of payment pursuant to Section 6(d) shall not be deemed a Re-Deferral Election.

“Retirement Distribution Account” means the account maintained for a Participant to which Deferred Compensation and Company Contributions are credited and pursuant to which benefits are payable in accordance with Section 6(b).

“Rule of 75” means the sum of a Participant’s age and the Participant’s Years of Service, but only if such sum is 75 or greater.

“Separation from Service” means a cessation of a Participant’s employment by the Company that constitutes a “separation from service” within the meaning of Treas. Reg. 1.409A-1(h).

“Subsidiary” means any corporation (other than the Company) that is a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code.  In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Committee, also be applicable to any company that is a “parent corporation” with respect to the Company under Section 424(e) of the Code.

“Unforeseeable Emergency” means, within the meaning of Treas. Reg. 1.409A-3(i)(3), a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the service provider.

“Vesting Date” shall mean June 30 of each Plan Year.

“Year of Service” means a 12-month period beginning on a Participant’s first day of participation in the Plan or anniversary thereof provided the Participant is an Employee at the end of such 12-month period.

2.               Company Contributions.

Each month the Company shall credit to the Account of each Employee who is an Eligible Employee at the end of such month a Company Contribution equal to the applicable percentage set forth in Schedule A, as amended from time to time, multiplied by the Base Compensation earned for such month.  In addition, the Company shall credit to the Account of each Employee who is an Eligible Employee at the time a Bonus is paid a Company Contribution equal to the applicable percentage set forth in Schedule A, as amended from time to time, multiplied by the amount of such Bonus.  With respect to Employees who first become Eligible Employees in a Plan Year, the Company shall credit to an Account established for such Eligible Employee a Company Contribution commencing on and after the earlier of the July 1 or January 1 first following the date on which such Employee first became an Eligible Employee, or such other date determined by the Committee.  Unless otherwise determined by the Committee, the Company shall continue to credit Company Contributions to each such Account until the applicable Participant ceases to be an Eligible Employee.  Company Contributions attributable to Base Compensation shall be credited to Participants monthly in accordance with procedures to be adopted by the Committee, and Company Contributions attributable to a Participant’s Bonus shall be credited as soon as practicable following the payment of the Bonus to the Participant.

3.               Election to Defer Compensation.

(a)          Employee Deferrals.  If permitted by the Committee in accordance with Schedule A as amended from time to time, the Participant may elect that up to 50% of the Participant’s Base Compensation otherwise earned during a calendar year commencing after the calendar year in which such election is filed with the Company, and up to 90% of the

Participant’s Bonus earned in such future calendar year, shall be compensation deferred under the Plan.  Subject to the last sentence of this Section 3(a), elections with respect to Base Compensation and Bonus shall be made prior to December 31 of the calendar year preceding the year in which the Base Compensation is to be earned, or such earlier time as may be established by the Committee.  Notwithstanding the foregoing, if permitted by the Committee, in the case of a Bonus that constitutes “performance-based compensation” within the meaning of Treas. Reg. 1.409A-1(e), or any succeeding regulations, an election to defer such Bonus may be made at any time that is at least six months before the end of the period of at least 12 months during which the Participant may earn such Bonus.  Elections to defer Base Compensation and/or Bonus amounts are irrevocable at the end of the election period established by the Committee, provided that, the Committee in its sole discretion, may accept revocations of elections to defer Base Compensation up to December 31 of the calendar year in which the Participant files a Deferral Election.

(b)         New Eligible Employees.  If a Participant is newly designated by the Committee as being eligible to elect Deferred Compensation in accordance with Schedule A, the Participant may make a Deferral Election within 30 days after such Participant first becomes eligible to make such a deferral election with respect to Base Compensation and Bonus earned after such Deferral Election in the calendar year of the election.

(c)          Form of Election.  The election described in Section 3(a) shall be made in writing substantially in the form attached hereto as Exhibit A as applicable, or in such other form as the Committee may prescribe from time to time, to the Committee within the time specified herein.  With respect to the amount deferred, an election to defer Base Compensation and/or Bonus amounts will remain in effect year-to-year until changed or revoked, but as of the deadline established by the Committee for making elections, the election becomes irrevocable for the immediately following year.

(d)         Credit to Accounts.  All Deferred Compensation with respect to a Participant shall be credited to the Participant’s Account when such Deferred Compensation would otherwise have been paid to the Participant but for an election pursuant to this Section 3.

4.               Accounts.

(a)          In General.  The establishment and maintenance of, and credits to and deductions from, a Participant’s Account (whether under Section 2, 3(a) or 4(b), or otherwise) shall be mere bookkeeping entries, and shall not vest in the Participant or his beneficiary any right, title or interest in or to any specific assets of the Company.  Separate subaccounts under each Account shall be established to record each year’s Company Contributions and Deferred Compensation, if any, and the credits and deductions with respect thereto (whether under, Sections 2, 3(a) or 4(b), or otherwise).  Such separate subaccounts shall also be established where separate Deferral Elections are made with respect to Base Compensation and Bonus.  A Participant’s Account shall consist of a Retirement Distribution Account and one or more, but no more than 3, In-Service Distribution Accounts, as established and maintained by the Company.  The annual amount of Deferred Compensation and Company Contributions deferred, if any, shall be credited by the Company to the Participant’s Retirement Distribution Account and In-Service

Distribution Account(s) in accordance with the irrevocable Deferral Election of the Participant.  The maximum amount that may be allocated to the Participant’s In-Service Distribution Accounts is 50% of any annual Company Contribution, subject to the aggregate limit specified in Schedule A, and 100% of any Deferred Compensation.  In the event no Deferred Compensation or Company Contributions are elected by the Participant to be credited to the In-Service Distribution Account(s), any such amounts shall be credited to the Retirement Distribution Account by default.

(b)         Earnings and Losses.  With respect to participating employees, earnings and losses shall accrue on the balance in the applicable Participant’s Account (and each subaccount) at the rate or rates specified in advance of the effective time of the applicability of such rate or rates, and from time to time, by the Committee.  Such rate or rates need not be a fixed rate, and may be established by reference to an index or indices, or a return (whether positive or negative) on a specific investment fund or funds (including without limitation, if permitted by the Committee, hypothetical investment alternatives from among which Participants may select in accordance with procedures established by the Committee).  In the discretion of the Committee, insurance may, but need not, be purchased as a vehicle of investment for Participants’ accounts.  Earnings and losses shall be credited ratably to Participants’ Accounts (and all subaccounts) as of the end of each calendar month, and, with respect to any particular Participant’s Account, shall continue to be credited thereto until all amounts are distributed with respect to the Participant’s Account (and, as applicable, the subaccounts) in accordance with the Plan.  Upon final distribution, any accrued earnings shall be credited to the Participant’s Account (and each subaccount) and distributed therewith, and any accrued losses shall reduce the amount of distributions hereunder.

5.               Vesting and Forfeitures.

(a)          Fully Vested Credits.  A Participant shall always have a 100% vested and nonforfeitable interest in the subaccounts of his or her Account attributable to Deferred Compensation.  Subject to the last sentence of Section 5(c), a Participant shall have a 100% vested and nonforfeitable interest in all subaccounts of his or her Account (including those attributable to Deferred Compensation and Company Contributions) upon the attainment of Normal Retirement Age or the Rule of 75.

(b)         Forfeitable Credits.  Subject to the last sentence of Section 5(c), a Participant who terminates employment prior to attainment of Normal Retirement Age for any reason other than for Cause shall have a vested and nonforfeitable interest only in that portion of the Company Contributions credited to his or her Account and the earnings or other credits attributable thereto that have become vested in accordance with this Section 5(b).  Provided that the Participant remains in continuous service with the Company through such Vesting Dates, Company Contributions shall vest according to the following schedule:

(i)                                     As of each Vesting Date, any Company Contribution allocated to a Participant’s Account more than one year but no more than two years prior to that Vesting Date will be 40% vested.

(ii)                                  As of each Vesting Date, any Company Contribution allocated to a Participant’s Account more than two years but no more than three years prior to that Vesting Date will be 60% vested.

(iii)                               As of each Vesting Date, any Company Contribution allocated to a Participant’s Account more than three years but no more than four years prior to that Vesting Date will be 80% vested.

(iv)                              As of each Vesting Date, any Company Contribution allocated to a Participant’s Account more than four years prior to that Vesting Date will be 100% vested.

(c)          Forfeitures.  The non-vested Account balance of a terminated Participant shall be forfeited as of the date on which the Participant’s employment with the Company terminates for any reason other than for Cause.  The entire subaccount balance of a Participant’s Account that is attributable to Company Contributions and earnings thereon shall be forfeited as of the date on which the Participant’s employment is terminated by the Company for Cause.

6.               Distribution of Accounts.

(a)          In General.  Distribution from a Participant’s Retirement Distribution Account shall be made at the time and in the form prescribed in Section 6(b).  Distribution from a Participant’s In-Service Distribution Account(s) shall be made at the time and in the form elected by the Participant in a Deferral Election filed by the Participant and in accordance with Section 6(c).

(b)         Retirement Distribution Account.

(i)                                     Time of Payment.  Subject to Sections 7, 8, 9 and 10, and except as provided in subsection (ii) below, distributions of the Participant’s Retirement Distribution Account shall commence or be made on the last day of the thirteenth month following the later of the Participant’s attainment of Normal Retirement Age or the Participant’s Separation from Service.

(ii)                                  Form of Payment.  The Participant’s Retirement Distribution Account shall be distributed in one of the following forms, as elected by the Participant in writing in their Deferral Election or pursuant to a Re-Deferral Election: (1) in annual installments over 3, 5 or 10 years; (2) annual installments over 3 years beginning on the third anniversary of the later of the Participant’s attainment of Normal Retirement Age or Separation from Service; or (3) in accordance with the following schedule:

Payment Date	Percentage of Retirement Distribution Account
Third Anniversary of later of Normal Retirement Age or Separation from Service	10%

Fourth Anniversary of later of Normal Retirement Age or Separation from Service	25%
Fifth Anniversary of later of Normal Retirement Age or Separation from Service	50%
Sixth Anniversary of later of Normal Retirement Age or Separation from Service	Remainder of Retirement Distribution Account

(iii)                               Default Form of Payment.  Unless elected otherwise by the Participant, the default form of payment of a Participant’s Retirement Distribution Account shall be annual installments paid over 3 years.

(iv)                              Changes in Distribution Elections.  A Participant may elect to change the form and commencement date of payment of the Participant’s Retirement Distribution Account by filing a Re-Deferral Election.  Limitations on the form and commencement date under a Re-Deferral Election shall be determined by the Plan Administrator in its sole discretion.

(c)          In-Service Distribution Account.

(i)                                     Time of Payment.  Subject to Sections 7, 8, 9 and 10, a Participant’s In-Service Distribution Account shall be paid to the Participant commencing in the calendar year irrevocably elected by the Participant in the Deferral Election pursuant to which such In-Service Distribution Account was established.

(ii)                                  Form of Payment.  Distribution from an In-Service Distribution Account shall be distributed in one of the following forms, as elected by the Participant in writing in their Deferral Election: (1) in annual installments over a period not to exceed 4 years, or (2) in one lump sum.

(d)         Change in Time and Form of Election Pursuant to Special Transition Rules.

(i)                                     To the extent provided by the Plan Administrator, a Participant may, during the period extending from January 1, 2007 to December 31, 2007, with respect to all or any portion of his Account under this Plan that is scheduled to be paid after December 31, 2007, make new payment elections (which shall not be considered Re-Deferral Elections) as to the form and timing of payment of such amounts as may be permitted under this Plan, provided that no portion of the benefit subject to such an election shall be payable before January 1, 2008.

(ii)                                  To the extent provided by the Plan Administrator, a Participant may, during the period extending from January 1, 2008 to December 31, 2008, with respect to all or any portion of his Account under this Plan that is scheduled to be paid after December 31, 2008, make new payment elections (which shall not be considered Re-Deferral Elections) as to the form and timing of payment of such amounts as may be permitted under this

Plan, provided that no portion of the benefit subject to such an election shall be payable before January 1, 2009.

(e)          Small Benefit Cash-Out.  The Plan Administrator reserves the right to immediately cash out a Participant or Beneficiary if the value of the Participant’s Account, together with any other deferred amounts under agreements, methods, programs, or other arrangements treated with the Plan as a single nonqualified deferred compensation plan under Treas. Reg. 1.409A-1(c)(2), is not greater than the applicable dollar amount under section 409A of the Code and the regulations issued thereunder Section 402(g)(1)(B) of the Code as of the date the Plan Administrator elects to cash out the Participant’s Account.

7.                         Death Benefits.

(a)          Prior to Termination of Employment.  If a Participant is an Employee at the time of his or her death (including an Employee who is Disabled), such Participant’s beneficiary or estate, as applicable, shall be entitled to receive the greater of (i) the death benefit specified in Schedule A less the amount of any prior Account distributions, or (ii) the Participant’s entire vested Account balance at the date of death.  Such benefit shall be paid to the Participant’s beneficiary or estate, as applicable, in a single lump sum no later than 60 days following the date death occurs.

(b)         Following Termination of Employment.  If a Participant dies following his or her termination of employment, but prior to the commencement of Account distributions, the Participant’s vested Account shall be paid to the Participant’s beneficiary or estate in the form and at the appropriate time applicable to the Participant’s Retirement Distribution Account under Section 6(b).  If a Participant dies following his or her termination of employment and after the Participant’s vested Account balance has begun to be distributed to the Participant in accordance with Section 6, the remaining vested Account balance shall be distributed to the Participant’s beneficiary or estate, as applicable, in the manner and at such times as the Account was being distributed to the Participant prior to his or her death.

8.                              Disability Benefits.

In the event of a Participant’s Disability, if the Participant remains Disabled for a continuous period of 18 months, the Participant’s entire Account balance shall become immediately and fully vested at the end of such 18-month period.  The Participant’s Account, notwithstanding any election to the contrary, shall be paid in the form applicable to the Participant’s Retirement Distribution Account under Section 6(b), provided, however, that the Account will commence to be distributed upon the expiration of the 18-month Disability period and not upon Normal Retirement Age or Separation from Service, if applicable.

9.                              Hardship Distributions.

In the event that the Committee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an Unforeseeable Emergency, the Company shall pay to the Participant from the Participant’s Account, as soon as practicable following such determination, an amount necessary to meet such Unforeseeable Emergency, in a manner consistent with Treas. Reg. 1.409A-3(i)(3), after deduction of any and all taxes as may be required (the “Hardship Benefit”).  Hardship Benefits shall be paid first from the Participant’s In-Service Distribution Account(s), if any, to the extent the balance of one or more of such In-Service Distribution Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed to the Participant.  If the distribution exhausts the In-Service Distribution Account(s), the Retirement Distribution Accounts may be accessed.  With respect to that portion of the Account which is distributed to a Participant as an Hardship Benefit in accordance with this Section 9, no further benefit shall be payable to the Participant under this Plan.  Notwithstanding anything in this Plan to the contrary, a Participant who receives an Hardship Benefit in any calendar year shall not be entitled to make any further deferrals for the remainder of such calendar year.

10.                        Change in Control.

Notwithstanding any other provision of the Plan to the contrary, if a Participant has a Separation from Service with the Company or its successor within the two-year period following a Change in Control that is the result of a termination without Cause or is a resignation for Good Reason, the Participant shall become immediately and fully vested in his or her entire Account balance and distribution of the Participant’s Account shall be made to the Participant in a lump sum as soon as practicable (but in no event more than 30 days) after such termination.

11.                    Competition Restriction.

If, while employed by the Company or during the two-year period following termination of employment by the Company (other than a termination pursuant to Section 10), a Participant becomes engaged, whether as principal, agent, investor, distributor, representative, stockholder (other than as the holder of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded), director, partner, employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture, anywhere in the U.S.A. within the markets where the Company actively does business at the time of such termination, or within the five years prior to such termination, that designs, manufactures, markets, sells or distributes products or services that are competitive with the products and services of the Company, or, in the case of Participants who have entered into employment agreements with the Company, if such Participant breaches a non-competition covenant or similar restriction in such agreement, the Participant’s entire balance of the Participant’ Account, whether vested or nonvested, shall be immediately forfeited.

12.                    Administration; Interpretation and Amendments.

(a)          The Committee.  The Plan shall be administered by the Committee.  The acts of a majority of the members present at any meeting of this Committee at which a quorum is present, in person or by phone, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan; provided that the otherwise applicable procedures of the Committee, to the extent inconsistent with the provisions of this sentence, shall control.  If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member.

(b)         Powers of the Committee.  The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate.  Without limiting the generality of the foregoing, the Committee may, in its sole discretion, (i) determine the extent, if any, to which amounts in any Participant’s Account shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the elections under the Plan, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretation shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change in Control; (iii) establish and amend Schedule A hereto; and (iv) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof.  Unless otherwise expressly provided hereunder, the Committee, with respect to any credit to an Account, may exercise its discretion hereunder at the time of such credit or thereafter.  In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee, except as provided in clause (ii) of the foregoing sentence, shall be final and binding upon all persons.

(c)          Amendment.  The Committee may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to Company Contributions or Deferred Compensation previously credited to a Participant’s Account unless such amendments are required in order to comply with applicable laws, or to ensure that the deferrals and distributions hereunder satisfy the requirements of Section 409A of the Code and do not result in the inclusion of any deferred amounts in income of Participants under Section 409A(a)(1) of the Code.  Notwithstanding the foregoing, the Committee and the Company shall not guaranty the tax status of such deferrals and shall not be responsible for payment of any taxes resulting from the application of Section 409A(a)(1) of the Code.

13.                        Assignment and Alienation; Funding.

(a)          No Assignment or Alienation.  Rights or benefits with respect to Company Contributions and Deferred Compensation credited to a Participant’s Account under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, charge or otherwise dispose of any right or benefits payable hereunder shall be void.

(b)         Beneficiary Designation.  A Participant may designate in writing, on forms to be prescribed by the Committee, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time.  If no beneficiary designation is in effect at the time of a Participant’s death, payments hereunder shall be made to the Participant’s estate.

(c)          No Funding.  Credits to a Participant’s Account hereunder shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax Purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.  Except as otherwise provided in the Plan, all payments from a Participant’s Account hereunder shall be paid in cash from the general funds of the Company (or such trust or other funding vehicle, if applicable).  The right of a Participant to receive such payments by virtue of participation in the Plan shall be no greater than the right of any unsecured general creditor of the Company.  Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its officers or the Committee, on the one hand, and the Participant, the Company or any other person or entity, on the other.

14.                        Notices.

All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Committee or mailed to its principal office, addressed to the attention of the Committee; and if to the Participant, shall be delivered personally or mailed to the Participant at the address appearing in the records of the Company.  Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 14.

15.                        No Rights to Employment or Other Service.

Nothing in the Plan or in amounts credited to a Participant’s Account pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its shareholders to terminate the individual’s employment or other service at any time.

16.                    Exculpation and Indemnification.

To the maximum extent permitted by law, the Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan.

17.                    Claim Procedures.

(a)          The Participant, or his or her beneficiary hereunder or authorized representative, may file a claim for benefits with respect to Company Contributions and Deferred Compensation credited under the Plan by written communication to the Committee or its designee.  A claim is not considered filed until such communication is actually received.  Within 90 days (or, if special circumstances require an extension of time for processing, 180 days, in which case notice of such special circumstances should be provided within the initial 90-day period) after the filing of the claim, the Committee shall either:

(i)                                     approve the claim and take appropriate steps for satisfaction of the claim; or

(ii)                                  if the claim is wholly or partially denied, advise the claimant of such denial by furnishing to him a written notice of such denial setting forth (A) the specific reason or reasons for the denial; (B) specific reference to pertinent provisions of the Plan on which the denial is based and, if the denial is based in whole or in part on any rule of construction or interpretation adopted by the Committee, a reference to such rule, a copy of which shall be provided to the claimant; (C) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of the reasons why such material or information is necessary; and (D) a reference to, this Section 17 as the provision setting forth the claims procedure under the Plan.

(b)         The claimant may request a review of any denial of his claim by written application to the Committee within 60 days after receipt of the notice of denial of such claim.  Within 60 days (or, if special circumstances require an extension of time for processing, 120 days, in which case notice of such special circumstances should be provided within the initial 60 day period) after receipt of written application for review, the Committee shall provide the claimant with its decision in writing, including, if the claimant’s claim is not approved, specific reasons for the decision and specific references to the Plan provisions on which the decision is based.

18.                        Arbitration.

Any dispute, controversy or claim arising out of or under the Plan, if a mutually acceptable resolution does not result through negotiation, shall be submitted to arbitration which shall be exclusive, final, binding and conducted in accordance with the rules of the American Arbitration Association applicable to commercial arbitration and shall be nonappealable except in accordance with such rules.

19.                        Governing Law.

The Plan shall be governed by and construed in accordance with the laws and judicial decisions of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

20.                        Captions.

The use of captions in the Plan is for convenience.  The captions are not intended to provide substantive rights.